Exhibit 10.23

Taysha Gene Therapies, Inc.

December 30, 2022

Sean Nolan

Re: Offer of Employment

Dear Sean:

Taysha Gene Therapies, Inc. (the “Company”) is pleased to offer you employment in the position of Chief Executive Officer (“CEO”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.
Employment by the Company. Your employment with the Company began on December 16, 2022 (the “Start Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for the outside activities described in Section 6 and approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Board of Directors (“Board”), to whom you will report. You shall, if requested, also serve as a member of the Board during the term of your employment for no additional compensation. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder. While you may work remotely from your homes in Libertyville, Illinois and Naples, Florida, you will be expected to spend an average of three (3) business days per week at the Company’s office located in Dallas, Texas. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
2.
Compensation.
2.1
Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $600,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2
Annual Bonus. Beginning in calendar year 2023, you will be eligible for an annual discretionary performance bonus with a target amount of up to 60% of your then current annual Base Salary (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its discretion based upon its assessment of the Company’s and your individual performance, and any other criteria that the Board

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deems relevant. The performance goals to which the annual bonus relates will be set in advance in writing and revised annually, semi-annually, or quarterly by the Compensation Committee in consultation with you. The Compensation Committee will inform you of the performance goals and his attainment toward such goals upon your reasonable request. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the applicable performance year, subject to applicable payroll deductions and withholdings.
2.3
Equity. Subject to approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 1,106,131 shares of Common Stock in the Company at the fair market value on the date of grant (the “Grant”). The anticipated Grant will be governed by the terms and conditions of the Company’s applicable equity incentive plan (the “Plan”) and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.
3.
Reasonable Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, lodging and travel expenses (including but not limited to the cost of weekly commercial airline travel to and from the Company’s office located in Dallas, Texas, and the cost of hotels or lodging when traveling for business under this Agreement) incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
4.
Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
5.
At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
6.
Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not create a conflict of interest or materially interfere with the performance of your duties hereunder. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest

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known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. Notwithstanding the foregoing, the Company acknowledges and consents to your involvement with the business and charitable activities set forth on the attached Exhibit A.
7.
Termination; Severance.
7.1
Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”).
7.2
Involuntary Termination. If you are subject to an Involuntary Termination (as defined below) and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.4 below), the Company shall provide you with the following benefits (the “Severance Benefits”):
(a)
Cash Severance. The Company shall pay you, as severance, the equivalent of twelve (12) months (the “Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 8.4) has become effective.
(b)
Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will (in the Company’s election) either pay directly or reimburse you for your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) twelve (12) months after the date of your Involuntary Termination, (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Payment Period”). For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). No payments of any COBRA premiums will be made until after the effectiveness of the Separation Agreement, and at such time the Company will make pay or reimburse the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

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7.3
Involuntary Termination in Connection with a Change in Control. You will be eligible to participate in the Company's Change in Control Severance Plan, if such a plan is implemented, pursuant to the terms and conditions of such plan. For the avoidance of doubt, under no circumstances will you be entitled to receive the severance benefits set forth under Section 7.2 herein in addition to severance benefits under the Change in Control Severance Plan.
7.4
Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign your employment without Good Reason, the Company terminates your employment for Cause, your employment terminates for any other reason not constituting an Involuntary Termination, or upon dissolution or cessation of the Company, or upon your death or disability, then (a) you will no longer vest in the Grant, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any Severance Benefits.
7.5
Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and general mutual release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”), provided however that, the Company’s release of claims is not required to include a release or waiver of any rights or claims arising out of your obligations to protect and not to disclose or make unauthorized use of any confidential or proprietary information, including but not limited to claims under the Uniform Trade Secret Act or any confidentiality agreement between you and the Company, or any claims (whether direct or for indemnification or contribution) arising from your willful misconduct, fraud, embezzlement, conversion of any Company asset or business opportunity, material violation of law, or breach of any fiduciary duty owed to the Company. No Severance Benefits will be owed, paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.
8.
Definitions.
8.1
Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i) your willful or deliberate failure to perform your duties or gross negligence in the performance of your duties that remains uncured (if deemed curable by the Company) 30 days after a written demand is delivered to you that specifically identifies the manner in which the Board believes that you have engaged in such conduct under this Section 8.1(i), (ii) your breach of a material term or representation of this Agreement that remains uncured (if deemed curable by the Company) 30 days after a written demand is delivered to you that specifically identifies the manner in which the Board believes that you have engaged in such conduct under this Section 8.1(ii), (iii) your material dishonesty, willful misconduct or fraud in connection with your provision of services to the Company, the performance of your duties, or in any way related to the business of the Company, (iv) your conviction or a plea of nolo contendere (or the equivalent) to a felony or any crime involving moral turpitude, (v) your engaging in conduct materially injurious to the business, reputation or goodwill of the Company that remains uncured (if deemed curable by the Company) 30 days after a written demand is delivered to you that specifically identifies the manner in which the Board believes that you have engaged in such conduct under this Section 8.1(v), or (vi) your material violation of applicable

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policies, practices and standards of behavior of which you have been made aware that remains uncured (if deemed curable by the Company) 30 days after a written demand is delivered to you that specifically identifies the manner in which the Board believes that you have engaged in such conduct under this Section 8.1(vi).
8.2
Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
8.3
Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary or Annual Bonus opportunity, which the parties agree is a reduction of at least 10% of either of the foregoing (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities); (c) a material breach by the Company of this Agreement or any other agreement between you and the Company; or (d) a material adverse change to the expectations for your presence in the office as set forth in Section 1 of this Agreement. In order to resign for Good Reason, you must provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 90 days after the expiration of the cure period.
8.4
Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
8.5
Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
9.
Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit B. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of

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confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
10.
Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
11.
Arbitration of All Disputes.
11.1
Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding.

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11.2
Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
11.3
Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
11.4
Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Dallas, Texas, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
11.5
Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
11.6
Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
12.
General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, must be made in a written

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agreement signed by you and the Company’s Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company (other than those obligations or yours as set forth herein that survive the termination of this Agreement). All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings and checks.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

Taysha Gene Therapies, Inc.

/s/ Kamran Alam

Kamran Alam

Chief Financial Officer

Accepted and agreed:

/s/ Sean Nolan

Sean Nolan

Date: _________________________

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Exhibit A

Outside Activities

Chairman of Jaguar Gene Therapy, Affinia Therapeutics and Encoded Therapeutics

Executive Chairman of Istari Oncology

Member of the Board of Directors of Ventas Inc

Goldman Sachs Life Sciences Fund Advisory Board Member

John Carroll University Board of Directors

Member of the Board of Directors of Social Capital

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Exhibit B

Confidential Information and Invention Assignment Agreement

10.

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